Exhibit 10.1

THE PROVIDENCE SERVICE CORPORATION

NON-QUALIFIED STOCK OPTION

To: Carter Pate

Date of Grant: April 9, 2018

As of April 9, 2018, the Company will pay you at the annualized salary rate of $500,000 per year, payable in substantially equal installments in accordance with the Company’s regular payroll schedule plus a monthly amount of $1,177.04 which represents the amount paid by the Company for insurance benefits provided for the former CEO of the Company including, as applicable, health, dental, life, vision and disability benefits. Your title will be Interim Chief Executive Officer (or such other title as the Company determines from time to time in its discretion). Such employment will have a term (the “Term”) commencing as of the date hereof and, if not previously terminated in accordance with the terms of this agreement (the “Agreement”), ending at the close of business on June 30, 2019. This Agreement amends the letter agreement effective as of November 15, 2017 between you and the Company which set forth the terms of your employment as the Company’s Interim CEO (the “Employment Agreement”). In the event of any conflict between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement shall govern.

You are hereby granted an option, effective as of the date hereof, to purchase up to 394,000 shares of common stock, $.001 (“Common Stock”), of The Providence Service Corporation, a Delaware corporation (the “Company”), at the price of $71.67 per share, the closing price of the Common Stock on the Nasdaq Global Select Market on the Date of Grant, pursuant to the terms and conditions set forth below, and pursuant to the Company’s 2006 Long-Term Incentive Plan, as amended (the “Plan”).

This option shall terminate and is not exercisable after 11:59 p.m. eastern time on April 8, 2021 (the “Scheduled Termination Date”), except if terminated earlier as hereafter provided.

Your option granted hereunder shall vest as separately provided to you, and may be exercised on and after each vesting date, and prior to the Scheduled Termination Date; provided that the Time Vested portion of this option shall become fully vested upon a “Change in Control” (as defined in the Plan) or termination of your employment by the Company without “Cause” (as defined in the 2015 Holding Company LTI Program, a sub-plan to the Plan) or for “Good Reason” (as defined below).

As used herein, “Good Reason” shall mean the occurrence of any of the following, without your consent, that is not cured by the Company within thirty (30) days of the Company’s receipt of your written notice that the occurrence constitutes Good Reason: (i) a reduction of your base salary, other than a reduction which is generally applicable to all executives of the Company; or (ii) a material breach by the Company of an employment agreement between you and the Company; provided that (A) any resignation for Good Reason must be made within sixty (60) days of the occurrence set forth in (i) - (ii) above and (B) any resignation by you while the Company has “Cause” for termination of your employment shall be considered to be a resignation without Good Reason; and provided further, that you shall not have the right to terminate your employment for Good Reason unless you actually terminate employment within ninety (90) days following receipt of, and in accordance with, your written notice.

In addition to the vesting requirements provided to you, (i) during the Term or until such earlier date as determined by the Company, you shall have full time CEO expectations, and you will be expected to spend 75% of your time in Stamford, CT, Atlanta, GA, London, England or Tucson, AZ subject to reasonable vacation days, and you will accept no new board of directors or consulting assignments, (ii) in consideration of the benefits provided to you under this Agreement, you agree to the restrictive covenants set forth in Exhibit A hereto and (iii) as a further condition to the vesting of the options described herein, the Company may require you to execute a general release of all claims relating to your employment.

You may exercise your option granted hereunder by giving written notice to the Secretary of the Company on forms supplied by the Company at its then principal executive office, accompanied by payment of the option price for the total number of shares you specify that you wish to purchase. The payment may be in any of the following forms: (a) cash, which may be evidenced by a check and includes cash received from a stock brokerage firm in a so-called “cashless exercise”; (b) (unless prohibited by the Administrator) certificates representing shares of Common Stock of the Company, which will be valued by the Secretary of the Company at the fair market value per share of the Company’s Common Stock (as determined in accordance with the Plan) on the date of delivery of such certificates to the Company, accompanied by an assignment of the stock to the Company; or (c) (unless prohibited by the Administrator) any combination of cash and Common Stock of the Company valued as provided in clause (b). Any transfer of stock in payment of the option price for the options granted hereunder shall be in a form and substance satisfactory to the Secretary of the Company, including guarantees of signature(s) and payment of all transfer taxes if the Secretary deems such guarantees necessary or desirable.

Notwithstanding anything to the contrary in the Plan, your vested option will, to the extent not previously exercised by you, terminate (i) immediately in the event of your termination for Cause, or (ii) on the Scheduled Termination Date if your Employment (as defined in the Plan) by the Company or a Company subsidiary corporation is terminated (whether such termination be voluntary or involuntary) other than by reason of Disability (as defined in the Plan) or death

Notwithstanding anything to the contrary in the Plan, if you die while employed by the Company or a Company subsidiary corporation, your executor or administrator, as the case may be, may, at any time after the date of your death (but in no event later than the Scheduled Termination Date), exercise the option as to any shares which you had a vested right to purchase and did not purchase during your lifetime. If your Employment with the Company or a Company parent or subsidiary corporation is terminated by reason of your Disability, you or your legal guardian or custodian may at any time within one (1) year after the date of such termination (but in no event later than the Scheduled Termination Date), exercise the option as to any shares which you had a vested right to purchase and did not purchase prior to such termination. Your executor, administrator, guardian or custodian must present proof of his authority satisfactory to the Company prior to being allowed to exercise this option.

After the date your Employment is terminated, as aforesaid, you may exercise this option only for the number of shares then available for purchase under this option on the date your Employment terminated. If you are employed by a Company subsidiary corporation, your Employment shall be deemed to have terminated on the date your employer ceases to be a Company subsidiary corporation, unless you are on that date transferred to the Company or another Company subsidiary corporation. Your Employment shall not be deemed to have terminated if you are transferred from the Company to a Company subsidiary corporation, or vice versa, or from one Company subsidiary corporation to another Company subsidiary corporation.

In the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Administrator deems in its sole discretion to be similar circumstances, the number and kind of shares subject to this option and the option price of such shares shall be appropriately adjusted in a manner to be determined in the sole discretion of the Administrator, whose decision shall be final, binding and conclusive in the absence of clear and convincing evidence of bad faith.

In the event of a liquidation or proposed liquidation of the Company, including (but not limited to) a transfer of assets followed by a liquidation of the Company, or in the event of a Change in Control that is anticipated to be effected pursuant to a definitive agreement with a third party for sale of the Company to the third party, the Administrator shall have the right to require you to exercise this option upon thirty (30) days prior written notice to you. If at the time such written notice is given this option is not otherwise exercisable, the written notice will set forth your right to exercise this option even though it is not otherwise exercisable conditioned on the Change in Control actually occurring. In the event this option is not exercised by you within the thirty (30) day period set forth in such written notice, this option shall terminate on the last day of such thirty (30) day period, notwithstanding anything to the contrary contained in this option.

This option is not transferable otherwise than by will or the laws of descent and distribution, and is exercisable during your lifetime only by you, including, for this purpose, your legal guardian or custodian in the event of Disability. Until the option price has been paid in full pursuant to due exercise of this option and the purchased shares are delivered to you, you do not have any rights as a shareholder of the Company. The Company reserves the right not to deliver to you the shares purchased by virtue of the exercise of this option during any period of time in which the Company deems, in its sole discretion, that such delivery would violate a federal, state, local or securities exchange rule, regulation or law.

Notwithstanding anything to the contrary contained herein, this option is not exercisable until all the following events occur and during the following periods of time:

(a)

During any period of time in which the Company deems that the exercisability of this option, the offer to sell the shares optioned hereunder, or the sale thereof, may violate a federal, state, local or foreign law, rule or regulation, or any applicable securities exchange or listing rule or agreement, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell;

(b)

Until you have paid or made suitable arrangements to pay (which may include payment through the surrender of Common Stock, unless prohibited by the Administrator) (i) all federal, state, local and foreign tax withholding required by the Company in connection with the option exercise and (ii) the employee’s portion of other federal, state, local and foreign payroll and other taxes due in connection with the option exercise.

Further, nothing herein guarantees you employment for any specified period of time. You recognize that, for instance, you may terminate your Employment or the Company or any of its affiliates may terminate your Employment prior to the date on which your option becomes vested or exercisable.

You understand and agree that the existence of this option will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the common shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Any notice you give to the Company must be in writing and either hand-delivered or mailed to the office of the General Counsel of the Company. If mailed, it should be addressed to the General Counsel of the Company at its then main headquarters. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You and the Company may change the address for notice by like notice to the other. Notice will be deemed to have been duly delivered when hand-delivered or, if mailed, on the day such notice is postmarked.

Any dispute or disagreement between you and the Company with respect to any portion of this option or its validity, construction, meaning, performance or your rights hereunder shall be settled by arbitration, at a location designated by the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration you will attempt to resolve any disputes or disagreements with the Company over this option amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement. You and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but you and the Company shall otherwise be solely responsible for your own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on you and the Company. Further, neither you nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

This option shall be subject to the terms of the Plan in effect on the date this option is granted, which terms are hereby incorporated herein by reference and made a part hereof. Except as expressly provided herein, in the event of any conflict between the terms of this option and the terms of the Plan in effect on the date of this option, the terms of the Plan shall govern. This option and the vesting provisions provided to you constitute the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, supplement or waiver of this option, in whole or in part, shall be binding upon the Company unless in writing and signed by an authorized officer of the Company (other than you). This option and the performances of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

Please sign the copy of this Agreement and return it to the Company’s Secretary, thereby indicating your understanding of and agreement with its termination and conditions.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Richard Kerley

Title:	Director

ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Plan and the vesting conditions applicable to the options described herein. I hereby represent that I have read and understood the terms and conditions of the Plan and of this option (inclusive of the vesting conditions separately provided to me). I hereby signify my understanding of, and my agreement with, the terms and conditions of the Plan and of this option. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to this option. I accept this option in full satisfaction of any previous written or verbal promise made to me by the Company or any of its affiliates with respect to option or stock grants.

Date April 11, 2018

/s/ R. Carter Pate
Signature of Optionee, Carter Pate

Exhibit A

Restrictive Covenants

(a)     Non-Competition. During his employment with The Providence Service Corporation, a Delaware corporation, with its corporate headquarters located at 700 Canal Street, Third Floor, Stamford, Connecticut 06902, its successors and assigns (the “Company”) or any of its affiliates and during the one (1) year period following the effectiveness of the termination of his employment by the Company or by him for any reason, Carter Pate (“the Executive”) will not, in any capacity (including, but not limited to, owner, partner, member shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), directly or indirectly, for Executive’s own account or for the benefit of any natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity (any of the foregoing, a “Person”), establish, engage in, finance, advise, work for, or be connected with, except as an employee of the Company, any business engaged in the provision of non-emergency medical transportation in the United States (a “Competitive Business”). Notwithstanding the foregoing, (A) nothing in this Exhibit A shall preclude Executive from serving in any capacity (i.e., whether as an employee, partner, principal, member, investor, consultant or otherwise) to or in respect of a business or entity (including, without limitation, an investment trust or investment partnership) that provides investment services or is otherwise engaged in the business of investing capital for third parties, or any manager or affiliate of any of the foregoing (any such entity, manager or affiliate hereafter called an “Investment Firm”) or that provides legal or accounting services, so long as Executive does not have personal, direct and material responsibilities for the day to day operations of any Competitive Business in which such Investment Firm has made or directed an investment.

(b)     Non-Solicitation/Non-Piracy. During Executive’s employment with the Company or any of its affiliates and for a period of one (1) year thereafter, Executive will not, directly or indirectly, for Executive’s own account or for the benefit of any Person or entity:

(i)     solicit, service, supply or sell to, contact, or aid in the solicitation, servicing, supplying or selling to any Person or entity which is or was a customer, prospective customer, client, prospective client, contractor, subcontractor or supplier of the Company or its affiliates within one (1) year prior to Executive’s termination of employment (“Company Customers/Clients”), for the purpose of (A) selling services or goods in competition with the Company or its affiliates; (B) inducing Company Customers/Clients to cancel, transfer or cease doing business in whole or in part with the Company or any of its affiliates or (C) inducing Company Customers/Clients to do business with any Person in competition with the Company or its affiliates; or

(ii)     solicit, aid in solicitation of, induce, contact for the purpose of, encourage or in any way cause any employee of the Company or any of its affiliates to leave the employ of the Company or its affiliates, or otherwise interfere with such employee’s relationship with the Company or any of its affiliates. Nothing in this Exhibit A shall preclude the Executive from making good faith generalized solicitations for employees through advertisements or search firms not specifically directed at such persons.

(c)     Non-Disclosure. Other than in furtherance of the business of the Company, in the ordinary course in Executive’s capacity as an employee hereunder, Executive will not, at any time, except with the express prior written consent of the Board, directly or indirectly, disclose, communicate or divulge to any Person, or use for the benefit of any Person, any secret, confidential or proprietary knowledge or information relating to the Company or any of its affiliates including, but not limited to, customer and client lists, customer and client accounts and information, prospective client, customer, contractor or subcontractor lists and information, services, techniques, methods of operation, pricing, costs, sales, sales strategies or methods, marketing, marketing strategies or methods, products, product development, research, know-how, policies, financial information, financial condition, business strategies or plans or other information of the Company or its affiliates which is not generally available to the public. Upon the expiration or termination of Executive’s employment with the Company or any affiliate, Executive shall immediately deliver to the Company all memoranda, books, papers, letters and other data (whether in written form or computer stored), and all copies of same, which were made by Executive or came into Executive’s possession or under Executive’s control at any time prior to the expiration or termination of Executive’s employment, and which in any way relate to the business, assets or properties of the Company or any of its affiliates as conducted or as planned to be conducted by the Company or its affiliates; provided that Executive can keep such documents and information as are pertinent to the terms of Executive’s employment and the compensation payable to Executive in respect thereof subject to other restrictions and provisions set forth in this Exhibit A. Executive acknowledges that Executive shall be immunized against criminal and civil liability under federal or state trade secret laws if Executive discloses a trade secret for the purpose of reporting a suspected violation of law and that immunity is available if Executive discloses a trade secret in either of following two circumstances: (i) Executive discloses the trade secret (A) in confidence, (B) directly or indirectly to a government official (federal, state or local) or to a lawyer, (C) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a legal proceeding, Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed under seal. Further, notwithstanding the foregoing, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower right (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

(d)     Intellectual Property. Executive will promptly communicate to the Company, in writing when requested, all software, designs, techniques, concepts, methods and ideas, other technical information, marketing strategies and other ideas and creations pertaining to the business of the Company which are conceived of or developed by Executive alone or with others, at any time (during or after business hours) while Executive is employed by the Company or any of its affiliates. Executive acknowledges that all of those ideas and creations are inventions and works for hire, and will be the Company’s or its affiliates’ exclusive property. Executive will sign any documents which the Company deems necessary to confirm its ownership of those ideas and creations and Executive will cooperate with the Company to facilitate the ability of the Company to own or exploit all of those ideas and creations.

(e)     Non-Disparagement. Executive will not at any time publish or communicate disparaging or derogatory statements or opinions about the Company or its affiliates, including but not limited to, disparaging or derogatory statements or opinions about the Company’s or its affiliates’ management, products or services to any third party. It shall not be a breach of the terms of this Exhibit A for Executive to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings, including, without limitation, any such filings made by Executive to enforce Executive’s rights against the Company or any of its affiliates, that are based on Executive’s reasonable belief and are not made in bad faith.

(f)     Enforcement. Executive acknowledges that the covenants and agreements of this Exhibit A (the “Covenants”) herein are of a special and unique character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law. Executive further acknowledges that any breach or threat of breach by Executive of any of the Covenants will result in irreparable injury to the Company for which money damages could not be adequate to compensate the Company. Therefore, in the event of any such breach or threatened breach, the Company shall be entitled, in addition to all other rights and remedies which the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and/or all other Persons involved therein from committing a breach or continuing such breach. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. The Covenants contained in this Exhibit A are independent of any other provision of the Agreement, and the existence of any claim or cause of action which Executive or any such other Person may have against the Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred, or, if later, the last day of the original fixed term of such Covenant.

(g)     Acknowledgements. Executive expressly acknowledges that the Covenants are a material part of the consideration bargained for by the Company and, without the agreement of Executive to be bound by the Covenants, the Company would not have agreed to enter into this Agreement. Executive further acknowledges and agrees that the business of the Company and its services are highly competitive, and that the Covenants contained in this Exhibit A are reasonable and necessary to protect the Company’s legitimate business interests. In addition, Executive acknowledges that in the event Executive’s employment with the Company terminates, Executive will still be able to earn a livelihood without violating this Agreement, and that the Covenants contained in this Exhibit A are material conditions to Executive’s employment and continued employment with the Company.

(h)     Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such Covenant to the extent it believes such factor(s) to be lawful and appropriate. For purposes of this Exhibit A, the term “affiliates” excludes all entities or persons other than those controlled or partially owned by the Company.

(i)     Costs; Expenses in the Event of Breach. In the event that Executive breaches or attempts to breach the Covenants, the Company shall be entitled to reimbursement from Executive for all costs and expenses associated with any successful action to enforce any of the Covenants, including but not limited to reasonable attorneys’ fees and costs of litigation. Should the Company file an action against Executive relating to a breach of the Covenants, and a court of competent jurisdiction determines that Executive did not breach any of the Covenants, Executive shall be entitled to reimbursement from the Company of all costs and expenses associated with defending against such action asserting a breach, including reasonable attorneys’ fees and costs.